Exhibit 10.27

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

THE PURCHASERS LISTED ON EXHIBIT A HERETO

AND

XPONENTIAL FITNESS, INC.

DATED AS OF JUNE 25, 2021

i

ii

Exhibits

Exhibit A – Purchasers
Exhibit B – Form of Certificate of Designations
Exhibit C – Form of Amended and Restated LLC Agreement of Xponential Intermediate Holdings LLC
Exhibit D – Form of Registration Rights Agreement
Exhibit E – Up-C IPO Steps Memo
Exhibit F – Form of Lockup Agreement
Exhibit G – Form of Financing Agreement Amendment
Exhibit H – Illustrative Conversion Mechanics

Schedules

Company Disclosure Letter

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 25, 2021, is made by and among (a) the Purchasers named in Exhibit A hereto (collectively, the “Purchasers”) and (b) Xponential Fitness, Inc., a Delaware corporation (the “Company” and, together with the Purchasers and any Affiliate of any Purchaser that becomes a party to this Agreement, the “Parties”).

WHEREAS, the Company desires to issue and sell to the Purchasers an aggregate of 200,000 shares of 6.50% Series A-1 Convertible Preferred Stock of the Company (the “Preferred Shares”), concurrently with the completion of a Qualified IPO (as defined herein) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, at the Closing, each Purchaser desires to purchase the number of Preferred Shares set forth opposite such Purchaser’s name on Exhibit A under the heading “Purchased Shares” on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF SECURITIES

Section 1.1 Sale and Purchase of Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing (i) the Company will issue and sell to each Purchaser the number of Preferred Shares set forth on Exhibit A hereto opposite such Purchaser’s name under the heading “Purchased Shares” (the “Purchased Shares”), free and clear of all Liens, in exchange for $1,000 per share, and (ii) each Purchaser will, severally, and not jointly, purchase the applicable Purchased Shares and pay such Purchaser’s Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company. The obligations of the Purchasers to purchase the Preferred Shares hereunder are several, and not joint, and no Purchaser will have any Liability to any Person for the performance or non-performance by any other Purchaser in connection therewith.

Section 1.2 Closing. The consummation of each sale and purchase of Preferred Shares in accordance with the terms of this Agreement (the “Closing”) will take place at the offices of Latham & Watkins LLP 1271 Avenue of the Americas, New York, NY 10019 immediately prior to, and conditioned upon, the closing of the Qualified IPO (the date of such Closing, the “Closing Date”); provided that if the Company consummates a firm commitment underwritten public offering that is not a Qualified IPO (a “Non-Qualified IPO”), the Purchasers may, in their respective sole discretion, waive the Qualified IPO condition set forth in Section 4.1(e) and if such waiver is granted, the Closing and the Closing Date shall occur immediately prior to, and conditioned up, the closing of such Non-Qualified IPO (and such date shall be deemed to be the Closing Date).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to the Purchasers that:

Section 2.1 Organization, Good Standing, Etc. Each Company Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, (b) has all requisite power and authority to conduct its business as now conducted, and (c) is duly qualified to do business, and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, with respect to this clause (c), where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 2.2 Authorization, Etc. The execution, delivery and performance by the Company of the Preferred Documents (a) have been duly authorized by all necessary action, (b) do not and will not contravene (i) any of its Organizational Documents, (ii) any applicable Law or (iii) any applicable Contractual Obligation binding on or otherwise affecting it or any of its properties, (c) do not and will not result in or require the creation of any Lien upon or with respect to any of its properties other than any such Lien that constitutes a Permitted Lien and (d) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operation or any of its properties, except in the cause of clauses (b)(ii)-(iii) and (d), as would not reasonably be expected to have a Material Adverse Effect.

Section 2.3 Governmental and Shareholder Approvals. No authorization or approval or other action by, and no notice to or filing with any Governmental Authority is required in connection with the due execution, delivery and performance by the Company of any Preferred Document or the consummation of the transactions contemplated by the Preferred Documents, except for (a) those which have been or will be provided or obtained on or prior to the Closing Date and (b) those notices of filings with any Governmental Authority, which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company Group Members, taken as a whole.

Section 2.4 Enforceability of Preferred Documents. This Agreement is, and each other Preferred Document, when delivered hereunder, will be, a legal valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affective the enforcement of creditors’ rights generally and general principles of equity.

Section 2.5 Capitalization; Subsidiaries.

(a) On the date hereof, all of the Company’s capital stock is owned of record and beneficially by H&W Franchise Holdings LLC (“H&W”). On the date hereof, H&W conducts its business through Xponential Fitness LLC and its subsidiaries. Xponential Fitness LLC is a wholly owned subsidiary of Xponential Intermediate Holdings LLC. Following a Qualified IPO, the Company will be a holding company and its sole material asset will be a controlling ownership interest in Xponential Fitness LLC through its ownership interest in Xponential Intermediate Holdings LLC.

(b) On the date hereof, the authorized capital stock of H&W is as set forth in the Sixth Amended and Restated Limited Liability Company Operating Agreement of H&W, dated August 31, 2020 (as amended by Amendment No. One thereto dated March 24, 2021), in each case as provided to Purchasers prior to the date hereof. On the Closing Date, other than the Preferred Shares, the Company will have no other shares of preferred stock issued or outstanding.

(c) Subject to the accuracy of the representations and warranties of the Purchasers set forth in this Agreement, the Purchasers’ compliance with their respective covenants set forth in this Agreement, and any matters arising from actions taken by or on behalf of any of the Purchasers or their Affiliates, as of the Closing Date, the applicable Preferred Shares will (i) be duly authorized by all necessary corporate action on the part of the Company and validly issued, (ii) be issued in compliance with all applicable federal and state securities Laws, (iii) not be subject to any preemptive or similar right, purchase or call option or right of first refusal or similar right, and (iv) be free and clear of all Liens.

(d) Except as indicated on Schedule 2.5 of the Company Disclosure Letter, all equity securities of each Subsidiary of any Company Group Member are owned by a Company Group Member, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 2.5 of the Company Disclosure Letter, there are no outstanding debt securities of any Subsidiaries of a Company Group Member and no outstanding obligations of the Subsidiaries of a Company Group Member convertible into or exchangeable for, or warrants, options or other rights (other than stock options granted to employees or directors and director’s qualifying shares or similar nominal share to the extent required under applicable legal requirements) for the purchase or acquisition from the any of such Subsidiaries, or other obligations of any such Subsidiary to issue, directly or indirectly, any shares of equity securities of any such Subsidiary.

Section 2.6 Litigation; Commercial Tort Claims. Except as set forth on Schedule 2.6 of the Company Disclosure Letter, (a) there is no pending or, to the knowledge of the Company, threatened (in writing) action, suit or proceeding affecting the Company or any of its Subsidiaries or any of its properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to result in an adverse determination, and if so adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) seeks to enjoin any transaction contemplated hereby or by any Preferred Document and (b) none of the Company nor any of its Subsidiaries holds any commercial tort claims in respect of which a claim in excess of $500,000 has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

Section 2.7 Financial Condition. The Financial Statements, copies of which have been delivered to each Purchaser, present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company Group Members for the respective periods or as of the respective dates set forth therein in accordance with GAAP, applied on a consistent basis during the periods presented, except as otherwise noted therein (subject, in the case of the unaudited consolidated balance sheet and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows, to normal, recurring year-end adjustments and the absence of footnotes). Since March 31, 2021, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 2.8 Compliance with Law, Etc. The Company Group Members are not in violation of (i) any of their Organizational Documents or (ii) any domestic or, to the best of its knowledge, any foreign Law to the extent that any such violation could reasonably be expected to result in a Material Adverse Effect, and no material default or event of default has occurred and is continuing thereunder.

Section 2.9 ERISA. Except as set forth on Schedule 2.9 of the Company Disclosure Letter and except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (a) each Plan is in compliance with ERISA and the Internal Revenue Code, and all other applicable laws and regulations (b) no ERISA Event has occurred or, to the knowledge of the Company, is reasonably expected to occur, (c) the most recent annual report (Form 5500 Series) with respect to each Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct in all material respects and fairly presents the funding status of such Plan, and since the date of such report there has been no material adverse change in such funding status of such Plan, and (d) no Plan had an accumulated or waived funding deficiency. No Lien imposed under the Internal Revenue Code or ERISA exists or, to the knowledge of the Company, is likely to arise on account of any Plan. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Company and its ERISA Affiliates have not incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability, (ii) the Company has not engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code and (iii) the Company and its ERISA Affiliate have not (1) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (2) engaged in a transaction within the meaning of Section 4069 of ERISA or (3) incurred any liability to the PBGC that remains outstanding other than the payment of premiums, and there are no premium payments that have become due that are unpaid. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, there are no pending or, to the best knowledge of the Company, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (x) any Plan or its assets or (y) the Company with respect to any Plan. Except as required by Section 4980B of the Internal Revenue Code, the Company does not maintain an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company or coverage after a participant’s termination of employment, except any such plans for which the Company does not incur any material costs or expenses.

Section 2.10 Taxes, Etc. All federal and material state and local income and other material tax returns required by applicable Law to be filed by the Company Group Members have been filed, or extensions have been obtained, and such tax returns were accurate and complete in all material respects. All material taxes, assessments and other governmental charges imposed upon the Company Group Members or any property of the Company Group Members which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP. Each of the Operating LLC and its material Subsidiaries has been properly classified as a partnership or disregarded entity since its formation for U.S. federal and applicable state and local income tax purposes.

Section 2.11 Nature of Business. No Company Group Member is engaged in any business other than as set forth on Schedule 2.11 of the Company Disclosure Letter.

Section 2.12 Permits, Etc. The Company Group Members have, and are in compliance with all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except as could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

Section 2.13 Properties.

(a) Each Company Group Member has good and marketable title to, valid leasehold interests in (other than the Leases), or valid licenses to use, all tangible property and assets material to its business, free and clear of all Liens, except Permitted Liens and, solely as to leasehold interests (other than the Leases), except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty (to the extent fully covered by insurance subject to a deductible) and condemnation excepted.

(b) Schedule 2.13 of the Company Disclosure Letter sets forth a complete and accurate list of the location, by state and street address, of all real property owned or leased by the Company and each of its Subsidiaries and identifies the interest (fee or leasehold) of such Person therein and whether such real property is a “Facility”. the Company and each of its Subsidiaries has valid leasehold interests in the Leases described on Schedule 2.13 of the Company Disclosure Letter to which it is a party, except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. Each such Lease is (x) valid and enforceable in accordance with its terms in all material respects and is in full force and effect (except to the extent such Lease has terminated in accordance with its terms), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (y) no consent or approval of any landlord or other third party in connection with any such Lease is necessary for the Company to enter into and execute the Preferred Documents, except as set forth on Schedule 2.13 of the Company Disclosure Letter. To the knowledge of the Company, none of the Company nor any of its Subsidiaries have at any time delivered or received any notice of material default which remains uncured under any such Lease and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material default under any such Lease, except to the extent such event could not reasonably be expected to result in a Material Adverse Effect.

Section 2.14 Full Disclosure. The Company has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to the Purchasers in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), as of the date prepared, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.

Section 2.15 Franchise Agreements.

(a) Schedule 2.15 of the Company Disclosure Letter sets forth, as of December 31, 2020, (i) a complete and accurate list of all material Franchise Agreements currently in effect, (ii) a complete and accurate list of each Company Group Member’s (or their predecessor franchisor’s) standard forms of Franchise Agreements currently in effect, including the year or years during which the applicable Company Group Member (or its predecessor) used such form of Franchise Agreement for the 6 months prior to the Effective Date, and (iii) a list of all material Franchisees of the Company Group Members currently operating under a Franchise Agreement, together with telephone numbers and addresses.

(b) Except as set forth on Schedule 2.15 of the Company Disclosure Letter, each material Franchise Agreement is in full force and effect and constitutes a valid and binding obligation of the Company or the relevant Subsidiary of the Company, as applicable, and, to the knowledge of the Company, the other party thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. The Company Group Members are not in material breach or default thereunder, and, to the knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or the applicable Company Subsidiary thereunder. Except as set forth on Schedule 2.15 of the Company Disclosure Letter, there is no term, obligation, understanding or agreement that would modify any material term of a material Franchise Agreement or any right or obligation of a party thereunder which is not reflected on the face of such Franchise Agreement (including, without limitation, any offers or promises with respect to any future or contingent subsidies, rebates, advances or allowances to or for the benefit of any or all Franchisees).

(c) The Company’s and its Subsidiaries’ franchise disclosure documents and/or franchise disclosure documents previously in effect and, to the extent applicable, currently in effect, if any: (i) materially comply and have materially complied with all applicable United States Federal Trade Commission franchise disclosure rules and state franchise and business opportunity sales laws in effect at such time; (ii) have been timely amended to reflect any material changes or developments in the Company’s and its Subsidiaries’ franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable law; and (iii) include all material documents (including audited financial statements for the applicable Person) required by any applicable law to be provided to prospective franchisees. All of the Franchises granted under the Franchise Agreements have been sold in material compliance with applicable law, including franchise disclosure and registration requirements. The Company Group Members are and have been in material compliance with all applicable laws relating to franchise matters.

(d) A list of each Company Group Member’s material franchise disclosure documents for its currently offered form or forms of Franchise Agreement is set forth on Schedule 2.15 of the Company Disclosure Letter. The Company has provided the Purchasers with true and complete copies of each material franchise disclosure document for its currently offered form or forms of Franchise Agreement set forth on Schedule 2.15 of the Company Disclosure Letter. Except as set forth on Schedule 2.15 of the Company Disclosure Letter, the Company Group Members have not received any currently effective written notice of any threatened administrative, criminal or civil action against it or any persons disclosed in any of Company Group Member’s applicable franchise disclosure documents for its Franchise Agreements, where such threatened administrative, criminal and/or civil action alleges a violation of a franchise law, antitrust law, securities law, fraud, unfair or deceptive practices, or comparable allegations, as well as actions other than ordinary routine litigation incidental to the Company Group Members’ business that are material in the context of the number of their Franchisees and the size, nature, or financial condition of the franchise system or the Company Group Members’ business operations.

(e) Except as set forth on Schedule 2.15 of the Company Disclosure Letter, each Company Group Member has maintained an accurate accounting in all material respects with respect to any advertising funds required to be paid by an Franchisee or an advertising fund for use in connection with national or regional advertising for which it maintains accounts. All collections with respect to such advertising funds and advertising cooperatives have been collected in accordance with the terms and conditions of each Franchise Agreement, except to the extent where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Company Group Members have properly accounted for all payments made by each Franchisee with respect to any advertising fund or advertising cooperative, except to the extent where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Company Group Member is aware of any allegations that any of the expenditures from any advertising fund or advertising cooperative have been improperly collected, accounted for, maintained, used or applied that could reasonably be expected to result in a Material Adverse Effect.

Section 2.16 Environmental Matters. Except as set forth on Schedule 2.16 of the Company Disclosure Letter, (a) the operations of the Company Group Members are in compliance with all Environmental Laws in all material respects; (b) there has been no Release at any of the properties owned or operated by the Company or any of its Subsidiaries or a predecessor in interest, or, to the knowledge of the Company, at any disposal or treatment facility which received Hazardous Materials generated by the Company or any of its Subsidiaries or any predecessor in interest which in either case could reasonably be expected to have a Material Adverse Effect; (c) no Environmental Action has been asserted against the Company or any of its Subsidiaries or any predecessor in interest nor does the Company have knowledge or notice of any threatened or pending Environmental Action against the Company or any of its Subsidiaries or any predecessor in interest which in either case could reasonably be expected to have a Material Adverse Effect;

(d) to the knowledge of the Company, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Company or any of its Subsidiaries or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (e) the Company Group Members have not failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (f) the Company and each of its Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which the Company’s or its Subsidiaries’ failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (g) the Company Group Members have not received any notification from any Governmental Authority pursuant to any Environmental Laws that (i) any work, repairs, construction or capital expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

Section 2.17 Insurance. Each Company Group Member keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance in the amount customary with companies in the same or similar businesses against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law. Schedule 2.17 of the Company Disclosure Letter sets forth a list of all insurance maintained by each Company Group Member as of the date hereof.

Section 2.18 Reserved.

Section 2.19 Intellectual Property. Except as set forth on Schedule 2.18 of the Company Disclosure Letter, the Company and each of its Subsidiaries owns or licenses or otherwise has the right to use all intellectual property that are necessary for and material to the conduct of its business as currently conducted, including the following: inventions, patents, patent applications, registered and unregistered trademarks, service marks and trade names, registered and unregistered copyrights, including software and other works of authorship, trade secrets and other intellectual property rights. To the knowledge of the Company, none of the Company nor any of its Subsidiaries infringes upon or violates any intellectual property rights owned by any other Person except if the Company and its Subsidiaries could not, as a result of such infringement or violation, reasonably be expected to suffer a Material Adverse Effect, and no claim or litigation is pending or, to the knowledge of the Company, threatened in writing concerning any claim or allegation that the Company or any of its Subsidiaries has infringed upon or violated any intellectual property rights owned by any other Person, except for such claims and litigation, which could not reasonably be expected to have a Material Adverse Effect.

Section 2.20 Material Contracts. Set forth on Schedule 2.19 of the Company Disclosure Letter is a complete and accurate list as of the date hereof of all Material Contracts of each Company Group Member, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract is (a) in full force and effect and is binding upon and enforceable against each Company Group Member that is a party thereto and (b) is not in default due to the action of any Company Group Member or, to the knowledge of any Company Group Member, any other party thereto, except to the extent that any such default could not reasonably be expected to result in a Material Adverse Effect.

Section 2.21 Investment Company Act. No Company Group Member is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.22 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any the Company, threatened (in writing) against any Company Group Member before any Governmental Authority and no grievance or arbitration proceeding pending or threatened (in writing) against any Company Group Member that arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to result in a Material Adverse Effect or (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of the Company, threatened (in writing) against any Company Group Member that could reasonably be expected to result in a Material Adverse Effect. No Company Group Member has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law that remains unpaid or unsatisfied. The hours worked and payments made to employees of any Company Group Member have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent that such violations could not reasonably be expected to result in a Material Adverse Effect. All material payments due from any Company Group Member on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Person, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 2.23 Customers and Suppliers. There exists no actual or, to the knowledge of the Company, threatened (in writing) termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any Company Group Member, on the one hand, and any customer or any group thereof, on the other hand, or (b) any Company Group Member, on the one hand, and any supplier or any group thereof, on the other hand, in either case with respect to clauses (a) and (b), which could reasonably be expected to have a Material Adverse Effect.

Section 2.24 Anti-Money Laundering and Anti-Terrorism Laws.

(a) The Company Group Members, and to the best knowledge of the Company, any Affiliates of any of the Company Group Members, are and for the past six years have been in compliance in all material respects with Anti-Money Laundering and Anti-Terrorism Laws.

(b) None of the Company Group Members, nor, to the best knowledge of the Company, any controlled Affiliate of any of the Company Group Members, nor any officer or director of any of the Company Group Members, nor any of the Company Group Members’ respective agents acting or benefiting in any capacity in connection with the transactions hereunder, is a Sanctioned Person.

Section 2.25 Anti-Bribery and Anti-Corruption Laws.

(a) The Company Group Members, and their Affiliates, are and for the past five years have been in compliance in all material respects with Anti-Corruption Laws.

(b) To the best knowledge of the Company, except to the extent otherwise disclosed in writing to the Purchasers, there are, and in the past five years have been, no allegations, pending or open investigations or pending inquiries, in each case of a Governmental Authority with regard to a potential violation of any Anti-Corruption Law by any of the Company Group Members and Affiliates of the Company Group Members, or any of their respective current or former directors, officers, employees, principal shareholders or owners, or agents.

Section 2.26 Private Offering; No General Solicitation.

(a) Subject to the accuracy of the representations and warranties of the Purchasers set forth in this Agreement and the Purchasers’ compliance with their respective covenants set forth in this Agreement, it is not necessary in connection with the issuance of Preferred Shares to the Purchasers in the manner contemplated by this Agreement, to register such Preferred Shares under the Securities Act.

(b) None of the Company, its Affiliates or any Person acting with their approval has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner that would be integrated with the offering or issuance of the Preferred Shares. None of the Company, its Affiliates or any Person acting with their approval has engaged in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D) or in any activity involving a public offering (within the meaning of Section 4(a)(2) of the Securities Act) in connection with the offering of the Preferred Shares.

(c) The Preferred Shares will not, on the date they are issued, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

Section 2.27 No Broker’s Fees. None of the Company Group Members is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against it or the Purchasers for a brokerage commission, finder’s fee or like payment in connection with the issuance of the Preferred Shares.

Section 2.28 No Other Purchaser Representations and Warranties. Except for the representations and warranties expressly set forth in Article III hereof and such representations and warranties set forth in the other Preferred Documents, the Company hereby acknowledges that none of the Purchasers nor any of their respective Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Purchasers or any of their respective Affiliates, as applicable, or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser severally, and not jointly, represents and warrants to the Company that:

Section 3.1 Organization, Good Standing, Etc. Such Purchaser (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, (b) has all requisite power and authority to conduct its business as now conducted, and (c) is duly qualified to do business, and are in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary, except, with respect to this clause (c), where a failure to be so qualified would not reasonably be expected to have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 3.2 Authorization, Etc. The execution, delivery and performance by such Purchaser of the Preferred Documents (a) has been duly authorized by all necessary action, (b) does not and will not contravene (i) any of its Organizational Documents, (ii) any applicable Law or (iii) any applicable Contractual Obligation binding on or otherwise affecting it, (c) does not and will not result in or require the creation of any Lien upon or with respect to any of its properties, except in the case of clause (b)(ii)-(iii), as would not reasonably be expected to have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 3.3 Governmental and Shareholder Approvals. No authorization or approval or other action by, and no notice to or filing with any Governmental Authority is required in connection with the due execution, delivery and performance by such Purchaser of any Preferred Document or the consummation of the transactions contemplated by the Preferred Documents, except for (a) those which have been provided or obtained and (b) those notices of filings with any Governmental Authority, which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder.

Section 3.4 Enforceability of Preferred Documents. This Agreement is, and each other Preferred Document, when delivered hereunder, will be, a legal valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affective the enforcement of creditors’ rights generally and general principles of equity.

Section 3.5 Investment Matters.

(a) Such Purchaser is, and was at the time such Purchaser was offered the Preferred Shares, (i) a qualified institutional buyer, (ii) an institutional accredited investor (as such term is defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D) or (iii) a non-U.S. Person (as such term is defined in Regulation S) and will not acquire the Preferred Shares for the account or benefit of any U.S. Person (as such term is defined in Regulation S).

(b) Such Purchaser is acquiring the Preferred Shares for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act.

(c) Such Purchaser understands that (i) the Preferred Shares have not been registered under the Securities Act and the Preferred Shares are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) all or any part of the Preferred Shares may not be offered or sold, except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state Laws.

(d) Such Purchaser understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act (“Rule 144”) (the provisions of which are known to such Purchaser) depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(e) Except as previously disclosed to the Company or its Affiliate, no portion of the funds or assets that will be used by such Purchaser to pay its respective portion of the Purchase Price or to acquire or hold the Preferred Shares, constitute or will constitute the assets of any (i) employee benefit plan subject to Title I of ERISA, (ii) plan described in and subject to Section 4975 of the Code (each such employee benefit plan and plan described in clauses (i) and (ii) referred to herein as an “ERISA Plan”), (iii) plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code that could cause the underlying assets of the Company to be treated as assets of such plan, account or arrangement (a “Similar Law Plan”) or (iv) entity whose underlying assets are deemed to include “plan assets” of any such ERISA Plan or Similar Law Plan pursuant to Section 3(42) of ERISA and any regulations that may be promulgated thereunder or otherwise.

(f) Such Purchaser (i) is, and for so long as it holds any Preferred Shares, will be, a “venture capital operating company” or wholly owned by a “venture capital operating company” or (ii) does not have, and for so long as it holds any Preferred Shares, will not have, “significant equity participation” by benefit plan investors. The term “venture capital operating company” has the meaning assigned to such term in the Department of Labor Regulation Section 2510.3-101.

(g) Such Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Shares and has so evaluated the merits and risks of such investment. Such Purchaser understands that it must bear the economic risk of its investment in the Preferred Shares indefinitely and is able to bear such risk and is able to afford a complete loss of such investment.

(h) Such Purchaser acknowledges that it has reviewed all materials such Purchaser deemed necessary for the purpose of making an investment decision with respect to the Preferred Shares, including information regarding the Transactions, and such Purchaser has evaluated the risks of investing in the Preferred Shares and understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for such Purchaser.

Section 3.6 No Broker’s Fees. Such Purchaser is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against it or any Company Group Member for a brokerage commission, finder’s fee or like payment in connection with the issuance of the Preferred Shares.

Section 3.7 No Other Company Representations and Warranties. Except for the representations and warranties expressly set forth in Article II hereof and such representations and warranties set forth in the other Preferred Documents, such Purchaser hereby acknowledges that none of the Company nor any of their respective Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, as applicable, or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to such Purchaser or any of its Representatives or any information developed by such Purchaser or any of its Representatives.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions to the Several, Not Joint, Obligations of the Purchasers.

The purchase on the Closing Date of the applicable Preferred Shares by the Purchasers from the Company will be subject to the satisfaction or waiver by the Purchasers of the following conditions:

(a) The representations and warranties of the Company set forth in Article II will be true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifier therein).

(b) The Company has executed and delivered, and the Purchasers will have received:

(i) a customary legal opinion from Davis Polk & Wardwell LLP;

(ii) all documentation and other information about the Company as has been reasonably requested in writing at least five days prior to the Closing Date by such Purchaser that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (to the extent such documentation has not been previously provided to the Purchasers); and

(iii) a duly executed copy of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

(iv) a duly executed copy of the Amended and Restated LLC Agreement of the Operating LLC, in substantially the form attached hereto as Exhibit C (the “LLCA”).

(c) The Company shall have delivered a copy of the Certificate of Designations duly executed by the Company and filed with the Secretary of State of Delaware, in substantially the form attached hereto as Exhibit B.

(d) The Company shall have consummated the Reorganization.

(e) The Company shall consummate a Qualified IPO substantially concurrently with the Closing.

(f) The Class A-3 Units, Class A-4 Units and Class A-5 Units (each, as defined in the H&W LLC Agreement) shall be recapitalized, repurchased or redeemed in full, and all obligations, preferences and commitments of the Operating LLC in connection therewith shall be terminated or released, in each case, substantially concurrently with the Closing.

(g) The Operating LLC has entered into and delivered to the Purchasers an executed copy of an Amendment to the Financing Agreement in substantially the form attached hereto as Exhibit G.

(h) The Company shall have paid all reasonable and documented out-of-pocket costs and expenses incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of the Preferred Documents, the Amendment to the Financing Agreement, and the documents and instruments referred to herein and therein and the consummation of the transactions contemplated hereby and thereby.

Notwithstanding anything herein to the contrary, the Company and the Operating LLC will be permitted to make changes to the Registration Rights Agreement, LLCA and/or the Steps Memo prior to Closing in consultation with the Purchasers if such changes do not adversely affect the rights of the Purchasers (as determined in good faith in the sole discretion of the Purchasers).

Section 4.2 Conditions to the Obligations of the Company.

The issuance on the Closing Date of the applicable Preferred Shares by the Company to the Purchasers will be subject to the satisfaction or waiver by the Company of the following conditions:

(a) The representations and warranties of such Purchaser set forth in Article III will be true and correct in all material respects (without duplication of any materiality qualifier therein).

(b) Each Purchaser has executed and delivered, on or prior to the Closing Date, and the Company will have received:

(i) a completed IRS Form W-9 or applicable IRS Form W-8 duly executed by such Purchaser;

(ii) all documentation and other information about such Purchaser as has been reasonably requested in writing at least five days prior to the Closing Date by the Company that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (to the extent such documentation has not been previously provided to the Company); and

(iii) a duly executed copy of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit D;

(iv) a duly executed copy of the LLCA, in substantially the form attached hereto as Exhibit C; and

(v) the Lockup Agreements to be entered into pursuant to Section 5.7 shall have been executed and delivered prior to the launch of a Qualified IPO and shall be in full force and effect.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Further Assurances. The Company will execute and deliver such other documents and papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

Section 5.2 Securities Act. For so long as any of the Preferred Shares remain outstanding and constitute “restricted securities” within the meaning of the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), the Company will make available at the Company’s expense, upon request, to any holder of Preferred Shares, and any prospective purchasers thereof, the information specified in Rule 144A(d)(4) under the Securities Act or is then subject to Section 13 or 15(d) of the Exchange Act.

Section 5.3 Use of Proceeds. The proceeds received by the Company hereunder in exchange for the sale of the Preferred Shares to the Purchasers will be contributed to the Operating LLC or used directly by the Company to (i) refinance the Class A Debt (as defined in the Sixth Amended and Restated Limited Liability Company Operating Agreement of H&W Franchise Holding LLC, dated August 31, 2020, as amended), (ii) effect certain transactions in connection with the Reorganization and (iii) pay certain fees and expenses related to the transactions contemplated by the Preferred Documents.

Section 5.4 Indemnification; Expenses.

(a) The Company shall at all times (i) maintain directors’ and officers’ insurance coverage, in form and substance satisfactory to the Board of Directors of the Company, (ii) maintain customary provisions in its certificate of incorporation and bylaws following completion of a Qualified IPO limiting the liability of directors and providing that the Company will indemnify each of its directors to the fullest extent permitted under the General Corporation Law of the State of Delaware and (iii) offer each of its directors the opportunity to enter into a customary indemnification agreement with the Company, provided, that in each such case all directors of the Company shall be entitled to be covered equally with all other directors of the Company.

(b) The Company hereby acknowledges that an Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby agrees (i) that it (or, to the extent applicable, its insurance provider) is the indemnitor of first resort (i.e., its obligations to an Indemnified Party are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Party are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights an Indemnified Party may have against such other sources, and (iii) irrevocably waives, relinquishes and releases such other sources from any and all claims against such other sources for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by such other sources on behalf of an Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Company shall affect the foregoing, and such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company. Any such other sources are express third party beneficiaries of this Section 5.4(e) and, at the request of any Indemnified Party, the Company shall acknowledge its obligations under this Section 5.4(e) to any such other sources.

(c) In addition, the Company agrees to defend, protect, indemnify and hold harmless each Purchaser and all of their respective Affiliates, directors, officers, equityholders, employees and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket costs and expenses of one outside counsel and one local counsel to the Indemnitees (taken as a whole) in each relevant jurisdiction) incurred by such Indemnitees, whether prior to or from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any third party claim (which shall include, for the avoidance of doubt, any claim made by any equityholder of the Company or the Operating LLC) relating to: (i) the negotiation, preparation, execution or performance or enforcement by the Company of this Agreement, the other Preferred Documents or of any other document executed in connection with the Preferred Shares contemplated by this Agreement, (ii) the breach or inaccuracy as and when made of any of any Fundamental Representation, (iii) any claim, litigation, investigation or proceeding relating to the offer and sale by the Company of the Preferred Shares, the Purchasers’ purchase and ownership of the Preferred Shares or the Company’s performance under this Agreement or the other Preferred Documents, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Company shall not have any obligation to any Indemnitee under this clause (f) for any Indemnified Matter (x) caused by the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction, or (y) arising from disputes solely among the Purchasers or (z) that has resulted from an intentional breach of such Indemnitee’s obligations under this Agreement as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this clause (f) may be unenforceable because it is violative of any law or public policy, each the Company shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this clause (f) shall survive the repayment or repurchase of the Preferred Shares and termination of this Agreement or the other Preferred Documents.

(d) The Company shall pay promptly, and in any event within the earlier to occur of the Closing and ten (10) Business Days of delivery of an invoice, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Purchaser, regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented out-of-pocket fees, costs, client charges and expenses of one outside counsel and one local counsel in each relevant jurisdiction for the Purchasers (selected by the Purchasers holding a majority of the Preferred Shares), accounting, due diligence, searches and filings and other miscellaneous disbursements arising from or relating to: (i) the negotiation, preparation, execution, delivery, performance and administration of this Agreement, the other Preferred Documents and the documents related thereto, (ii) any requested amendments, waivers or consents to this Agreement, the other Preferred Documents and the documents related thereto, whether or not such documents become effective or are given, (iii) the maintenance, preservation and protection of the Purchasers’ rights under this Agreement, the other Preferred Documents and the documents related thereto, (iv) the defense of any claim or action asserted or brought against any Purchaser by any Person that arises from or relates to this Agreement, the other Preferred Documents and the documents related thereto, the Purchasers’ claims against the Company or any of its Affiliates under this Agreement, the other Preferred Documents and the documents related thereto, or any and all matters in connection therewith, (v) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement, the other Preferred Documents and the documents related thereto, (vi) the filing of any petition, complaint, answer, motion or other pleading by any Purchaser in connection with this Agreement, the other Preferred Documents and the documents related thereto, (vii) any attempt to collect from the Company under this Agreement, the other Preferred Documents and the documents related thereto, or (viii) the receipt by any Purchaser of any advice from professionals with respect to any of the foregoing. The obligations of the Company under this clause (d) shall survive the repayment or repurchase of the Preferred Shares and termination of this Agreement or the other Preferred Documents.

Section 5.5 Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Company and holders of the Preferred Shares shall not report on its tax returns or otherwise (including information returns) or otherwise treat (1) any Preferential Coupons (as defined in the Certificate of Designations) or PIK Coupons (as defined in the Certificate of Designations) that have accrued on the Purchased Shares but not have been paid in cash as constructive distributions required to be included into income of any holder of Purchased Shares (or its direct or indirect owners, as applicable) pursuant to Section 305(c) of the Code, or otherwise treat such Preferential Coupons or PIK Coupons as distributions required to be included in income on a current basis or (2) the Purchased Shares as having any redemption premium within the meaning of Treasury Regulations Section 1.305-5(b) (and any corresponding provision of state or local law); except in each case as required by any of the following: (w) a change in relevant law occurring after the Initial Issue Date (as defined in the Certificate of Designations), (x) after the Initial Issue Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Purchased Shares (from and after the effective date of such final regulations), (y) any amendment to the terms of the Certification of Designations that is made with the necessary consent of the holders of the Purchased Shares or (z) a “determination” within the meaning of section 1313(a) of the Code.

Section 5.6 HSR. Upon request by any Purchaser, the Company and such Purchaser shall make any appropriate filings of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with respect to the conversion of such Purchaser’s 6.50% Series A-1 Convertible Preferred Stock into 6.50% Series A Convertible Preferred Stock as promptly as practicable after the date hereof and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Company will pay all costs of the Parties’ filings under the HSR Act made pursuant to this Section 5.7.

Section 5.7 Qualified IPO. On or prior to the launch by the Company of a Qualified IPO, each Purchaser shall execute and deliver to the Company and the representatives of the underwriters of such Qualified IPO a Lockup Agreement in substantially the form attached hereto as Exhibit F or in any more favorable form (from the perspective of the lock-up party) entered into by Snapdragon Capital or its Affiliates.

Section 5.8 Shortfall Event. Upon the occurrence of a liquidation, bankruptcy, insolvency proceeding, winding up, reorganization, other insolvency proceeding or dissolution of the Company or the Operating LLC, or a mandatory redemption, or Sale of the Company, in each case in which the holders of the Convertible Preferred Stock do not receive the full Mandatory Redemption Price, Fixed Liquidation Preference, accrued Preferential Return or other amount to which such holders would otherwise be entitled (a “Shortfall Event”), the Operating LLC shall pay or cause to be paid, to the Company an amount in cash (or if no cash is available for distribution, other assets with a corresponding fair market value) in preference and priority to any payments or distributions of any kind to the holders of any LLC Units (as defined in the LLCA) or other junior equity interests of the Operating LLC the maximum amount of any and all amounts required to be distributed, indemnified, reimbursed or otherwise paid by the Operating LLC (i) on the Preferred Units (as defined in the LLCA) of the Operating LLC and/or (ii) with respect to any expenses, liabilities or other obligations described in Section 13.01 of the LLCA (such amounts, the “Company Priority Amounts”). For so long as a Shortfall Event has occurred and is continuing, until the Company has received the maximum amount of any and all Company Priority Amounts, no distributions or other payments may be made to any holders of LLC Units (as defined in the LLCA) or other junior equity interests of the Operating LLC. Each of the Purchasers, the Company and the Operating LLC acknowledge and agree to the foregoing, will take all necessary steps or actions to effect the foregoing and agree not to contest the validity, priority or enforceability of the Company Priority Amounts or this provision. For so long as a Shortfall Event has occurred and is continuing, if the Company does not take all necessary steps to cause the Operating LLC to enforce all of its rights in respect of the Company Priority Amounts, the Purchasers shall be entitled to take all actions necessary to direct or force the Company to acquire the maximum amount of any and all amounts required to be distributed, indemnified, reimbursed or otherwise paid by the Operating LLC to the Company in respect of the Company Priority Amounts as express third-party beneficiaries of this provision and Sections 3.02(h) and 13.01 of the LLCA.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) By mutual written agreement of the Parties hereto; or

(b) By the Purchasers or the Company if the Closing has not occurred within sixty (60) days following the date hereof (the “Outside Date”); provided, that if prior to the Outside Date, any Party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, then the Outside Date shall automatically be extended without further action by any Party hereto until the date that is 30 days following the date on which a final, non-appealable order by a court of competent jurisdiction has been entered into with respect to such action and the Outside Date shall be deemed to be such later date for purposes of this Agreement.

Section 6.2 Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 6.1, this Agreement shall forthwith become void and of no further force or effect; provided, however, that notwithstanding anything herein to the contrary, (a) this Section 6.2 and Article VII shall survive any termination of this Agreement and (b) the termination of this Agreement shall not relieve any party of any liability or damages incurred or suffered as a result of fraud or intentional breach of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival. All representations and warranties made by the Company and the Purchasers contained in this Agreement, or made by or on behalf of them, respectively, pursuant to this Agreement, will survive the execution and delivery of this Agreement and will continue in full force and effect for so long as a Purchaser holds any Preferred Shares after the date hereof. All covenants made herein will survive the Closing according to their respective terms.

Section 7.2 Entire Agreement; Parties in Interest. This Agreement (including the exhibits hereto and the Company Disclosure Letter), and the other Preferred Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between or among the Parties (or their respective affiliates) with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for the provisions of Section 7.3 which will be enforceable by the beneficiaries contemplated thereby.

Section 7.3 No Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced by a Party against, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by such Party against, another Party or, if applicable, such other Party’s Affiliates that become party to this Agreement, and no current, former or future Affiliates of a Party or any of their Affiliates (except for any Affiliates of a Party who become party to this Agreement in their capacity as such), or any of the foregoing Persons’ respective current or future Representatives (collectively, the “Related Parties”) will have any liability for any liabilities of such Party for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the purchase of the Preferred Shares hereunder or the other Transactions or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event will a Party or any of its Affiliates, and each Party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover losses or other damages in connection therewith from, any Related Party.

Section 7.4 Governing Law. This Agreement and all Disputes arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 7.5 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding, arising out of or relating to this Agreement, brought by any other Party or its, his or her successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware or the courts of the United States of America for the District of Delaware, and the appellate courts of either of the foregoing, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its, his or her property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein will constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its, his or her property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.6 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7 Remedies.

(a) Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions from a court of competent jurisdiction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 7.8 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, by the Purchasers holding a majority of the Preferred Shares and the Company. No knowledge, investigation or inquiry, or failure or delay by the Company or any Purchaser in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder will be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

Section 7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which constitutes an original, and all of which taken together constitute one instrument. A signature delivered by email or other electronic transmission (including DocuSign) will be considered an original signature.

Section 7.10 Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted assigns and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Company without the prior written consent of the Purchasers, on the one hand, or by any Purchaser without the prior consent of the Company, on the other hand, except that each Purchaser may, without the consent of the Company, assign all or a portion of its rights, interests and obligations hereunder to one or more of such Person’s Affiliates to whom such Person transfers any of its Preferred Shares in accordance with the Certificate of Designations. Any assignment or transfer in violation of this Section 7.10 will be null and void ab initio.

Section 7.11 Transfer. Notwithstanding anything to the contrary in the Certificate of Designations, and in addition to the transfer restrictions set forth in the Lockup Agreements, the Purchasers may not transfer any Preferred Shares without the consent of the Company, other than (x) to Permitted Transferees (as defined in the Certificate of Designations), (y) from the eight (8th) month anniversary of the Closing Date through the eighteen (18th) month anniversary of the Closing Date, each Purchaser may Transfer up to 49.0% of the Preferred Shares held by such holder and (z) from and after the eighteen (18th) month anniversary of the Closing Date, each Purchaser may transfer all or any portion of its Preferred Shares. In addition, (x) no Purchaser may sell any shares of Class A Common Stock it receives upon conversion of Preferred Shares for the duration of any lock-up period (after giving effect to any releases granted thereunder) in connection with a Qualified IPO pursuant to Section 4 of the Registration Rights Agreement and (y) from the end of such lock-up period to the twelfth (12th) month following a Qualified IPO, the Purchasers may sell (whether pursuant to a registration statement filed with the SEC covering the offer and sale of such shares of Class A Common Stock, Rule 144 or another available exemption under applicable securities laws) with the such shares of Class A Common Stock in an amount not to exceed, on a pro rata basis (based on the percentage of the shares of Class A Common Stock held by such Purchaser being sold), the amount of shares transferred by any Permitted Party (as defined in the Certificate of Designations). Following the twelfth (12th) month following a Qualified IPO, the Purchasers may sell all or any portion of such shares of Class A Common Stock issued to it upon conversion of the Preferred Shares.

Section 7.12 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 7.13 Notice.

(a) Except as otherwise provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and delivered by (i) email or (ii) registered mail via a national courier service to the following email address or physical address, as applicable:

If to the Company:

Xponential Fitness, Inc.

17877 Von Karman Ave.

Irvine, California 92614,

Attention: John Meloun

Email: john.meloun@xponential.com

and with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Road

Menlo Park, CA 94025

Attention: Alan Denenberg

Email: alan.deneberg@davispolk.com

If to any of the Purchasers, at the email address or physical address, as applicable, set forth on such Purchaser’s signature page hereto.

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas 10020

New York, NY

Attention: Justin Hamill; Peter Sluka

Email: justin.hamill@lw.com; peter.sluka@lw.com

(b) Notice or other communication pursuant to Section 7.8(a) will be deemed given or received when delivered. Any Party may specify a different address, by written notice to the other Parties. The change of address will be effective upon the other Parties’ receipt of the notice of the change of address.

Section 7.14 PATRIOT Act. The Purchasers hereby notify the Company that, pursuant to the requirements of the PATRIOT Act, the Purchasers may be required to obtain, verify and record information that identifies the Company, including its name, address and other information that will allow the Purchasers to identify the Company in accordance with the PATRIOT Act.

Section 7.15 Publicity. All press releases or other public communications or announcements relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior written approval of the Purchasers and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that the provisions of this Section 7.15 shall not apply to the extent that a public announcement is required by applicable securities laws, any Governmental Authority or stock exchange rule; provided further, that the Party making such announcement shall use commercially reasonably efforts to consult with the other Parties in advance as to its form, content and timing.

ARTICLE VIII

DEFINITIONS

Section 8.1 Certain Definitions. The following words and phrases have the meanings specified in this Section 8.1:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser or any of its Affiliates. For purposes of this definition, “control” of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing..

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended and all other laws, rules and regulations of any jurisdiction applicable to any Company Group Member concerning or relating to bribery or corruption.

“Anti-Money Laundering and Anti-Terrorism Laws” means any applicable Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and executive orders administered by OFAC, (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Authorized Officer” means, with respect to any Person, any individual (a) holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, secretary, general counsel, treasurer or authorized representative of such Person and (b) with respect to which the secretary or assistant secretary of such Person has delivered an incumbency certificate to the Purchasers as to the authority of such individual in such position.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to the Purchasers prior to entering into this Agreement.

“Company Group Member” means, at any time, the Company and each of its Subsidiaries (after giving effect to the Reorganization).

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Environment” the environment, natural resources and any surface, subsurface or physical medium, including: (a) land surface; (b) surface water; (c) groundwater; (d) subsurface strata; and (e) ambient air.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority to the Company or any of its Subsidiaries involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by the Company or any of its Subsidiaries or any predecessor in interest, (b) from adjoining properties or business, or (c) onto any facilities which received Hazardous Materials generated by the Company or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or health and safety matters related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to any Plan, (b) any event that causes any Company Group Member or any of its ERISA Affiliates to incur liability under Section 515 (other than for payment of timely contributions to one or more Multiemployer Plans), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate a Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Financial Statements” means (a) the audited consolidated balance sheet of the Company Xponential Fitness LLC for the Fiscal Year ended December 31, 2020, and the related consolidated statement of operations, shareholders’ equity and cash flows for the fiscal year then ended and (b) the unaudited consolidated balance sheet of Xponential Fitness LLC and its Subsidiaries for the three months ended March 31, 2021, and the related consolidated statement of operations, shareholder’s equity and cash flows for the three months then ended.

“Financing Agreement” means that certain Financing Agreement, dated as of April 19, 2021, by and among Xponential Intermediate Holdings, LLC, Xponential Fitness LLC, Wilmington Trust National Association, and the other Borrowers, Guarantors and Lenders party thereto.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each year.

“Franchise Agreement” means any franchise agreements whether now existing or hereafter entered into by the Company or any of its Subsidiaries and related to the franchising of the business of operating a Franchised Location, and all other agreements with any Franchisee, sub-franchisee or similar Person to which any Company Group Member is a party, in each case, related to the franchising of the business of operating a Franchised Location, all as amended or modified from time to time.

“Franchised Location” means a health and wellness facility owned and operated by a Company Group Member or a Franchisee.

“Franchisee” means any franchisee under a Franchise Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1, 2.2, 2.3, 2.5, 2.24, 2.25 and 2.27 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state, provincial, county, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction (including any supranational bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infections or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Authority.

“Lease” means any lease of real property to which any Company Group Member is a party as lessor or lessee.

“Liability” means any indebtedness, loss, damage, claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Liens” means any liens (statutory or otherwise), deeds of trust, pledges, mortgages, charges, encumbrances, security interests, restrictions on voting or transfer (other than transfer restrictions imposed under applicable securities Laws, the Lockup Agreement or the Certificate of Designations) or any other claim of any third party.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the operations, business, assets properties or financial condition of the Company Group Members taken as a whole, (b) the Company’s ability to perform its obligations under the Preferred Documents in such a way as would reasonably be expected to cause the Company to be unable to pay or perform its payment obligations under Preferred Documents when due, (c) the material rights or remedies (taken as a whole) of the Purchasers under the Preferred Documents, taken as a whole, or (d) the legality, validity or enforceability against the Company of any of the Preferred Documents.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which that Person or any of its Subsidiaries is a party involving aggregate consideration payable by that Person or Subsidiary of $500,000 or more in any Fiscal Year and (b) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew (without contemporaneous replacement of substantially equivalent value) by any party could reasonably be expected to have a Material Adverse Effect.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Company or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Company or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the articles or certificate of incorporation or formation, certificate of limited partnership, joint venture or partnership agreement, operating or limited liability company agreement, by-laws or other constitutional, governing or organizational document of any Person other than an individual, each as from time to time amended or modified.

“Operating LLC” means Xponential Intermediate Holdings LLC, a Delaware limited liability company.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means any of the following (a) Liens for taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements, (b) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (d) Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens arising in the ordinary course of business, (e) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (f) the interests of the lessors under the Leases and Liens encumbering the interests of the lessors of, or the interests of the holders of any other superior interests in, the real property subject to the Leases, (g) Liens described on Schedule 7.1 of the Company Disclosure Letter, (h) Liens imposed or promulgated by applicable Laws with respect to real property and improvements, including zoning regulations, (i) licenses and sub-licenses of intellectual property granted by any Company Group Member in the ordinary course of business that do not materially detract from the value subject thereto and (j) easements, rights of way, covenants, restrictions and other Liens which do not adversely impact the Company and its Subsidiaries, taken as a whole, in any material respect.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA maintained or contributed to by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate has or may have any liability or obligation to contribute.

“Preferred Documents” means this Agreement, the Registration Rights Agreement and the Certificate of Designations.

“Pro Rata Share” means, with respect to each Purchaser, the percentage set forth in Exhibit A opposite such Purchaser’s name under the heading “Pro Rata Share.”

“Proceeding” means any claim, action, demand, suit, litigation, investigation, inquiries or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending claim, investigation, litigation or proceeding).

“Purchase Price” means, with respect to any Purchaser, the amount set forth opposite such Purchaser’s name on Exhibit A under the heading “Purchase Price”.

“Qualified IPO” means a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act filed with the SEC covering the offer and sale of Class A Common Stock; provided that (i) the aggregate gross proceeds from such offering are not less than $100.0 million and (ii) the aggregate gross proceeds from such offering to the Company are not less than $75.0 million and following which the Class A Common Stock is listed on a nationally recognized stock exchange.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the Environment or within any building, structure, facility or fixture.

“Reorganization” means the corporate reorganization structured and consummated substantially consistent with the Up-C Steps Memo attached hereto as Exhibit E (the “Steps Memo”).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Representatives” means, with respect to any Person, such Person’s officers, directors, partners, limited partners, investors, lenders, rating agencies, managed accounts, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (a) a majority of the shares of securities or other equity interests having ordinary voting power for the election of members of the board of managers or other governing body (other than securities or interests having such power only by reason of the happening of a contingency that has not yet happened) are at the time beneficially owned, (b) more than half of the issued equity interests is at the time beneficially owned, or (c) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” will refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Transactions” means the transactions contemplated by this Agreement.

“U.S.” means the United States of America.

Section 8.2 Construction. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance. The headings are for convenience only and will not be given effect in interpreting this Agreement. References to sections, articles or exhibits are to the sections, articles and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. Disclosure of any item in any section or subsection of the Company Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” in this Agreement mean “include/includes/including without limitation.” Except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive. All references to $, currency, monetary values and dollars set forth herein mean U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. References to a Person also include its permitted assigns and successors. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered. Any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” All references to the knowledge of the Company or any Subsidiary of the Company or facts known by any such Person will mean actual knowledge of any Authorized Officer of such Person. Whenever this Agreement refers to a number of days, such number will refer to calendar days, unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law, contract, agreement or other instrument, including the governing documents of any Person will be construed as referring to such Law, contract, agreement or instrument as amended or modified or, in the case of a Law, codified or reenacted, in each case, in whole or in part, and as in effect from time to time. The Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be used to interpret this Agreement, and (c) the provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of such previous drafts of this Agreement or any of the other Preferred Document or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any other Preferred Document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

THE COMPANY:

XPONENTIAL FITNESS, INC.

By:	/s/ John Meloun
Name: John Meloun
Title: CFO

PURCHASERS:

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.
LOMBARD INTERNATIONAL LIFE LTD., on behalf of its segregated account BIGVA0005
LOMBARD INTERNATIONAL LIFE LTD., on behalf of its segregated account BIGVA0005
LOMBARD INTERNATIONAL LIFE LTD., on behalf of its segregated account BIGVA0006
MSD PRIVATE CREDIT OPPORTUNITY MASTER FUND 2, L.P.
MSD PRIVATE CREDIT OPPORTUNITY MASTER FUND, L.P.
MSD SBAFLA FUND, L.P.
MSD SIF HOLDINGS, L.P.
MSD SPECIAL INVESTMENTS FUND, L.P.

By:	/s/ Kenneth Gerold
Name: Kenneth Gerold
Title: Authorized Signatory

Address for Notices:

c/o MSD Partners, L.P. 645 Fifth Avenue, 21st Floor
New York, NY 10022

Attention:	Ken Gerold
Jeremy Herz
Simon Crocker

Email:	kgerold@msdpartners.com jherz@msdpartners.com
scrocker@msdpartners.com

REDWOOD MASTER FUND LTD.

By: Redwood Capital Management, LLC, its Investment Manager

By:	/s/ Sean Sauler
Name: Sean Sauler
Title: Deputy CEO

DESALKIV PORTFOLIOS LLC

By:	/s/ Marianna Fassinotti

Name: Marianna Fassinotti
Title: Authorized Signatory

Address for Notices:

c/o DESALKIV Portfolios LLC 1166 Avenue of the Americas, 9th Floor
New York, NY 10036
Attention: Seth Charnow
Marianna Fassinotti
Email:	Seth.Charnow@deshaw.com
Marianna.Fassinotti@deshaw.com